Exhibit 99.6
Trinity Industries, Inc.
Earnings Release Conference Call
Comments of D. Stephen Menzies
Senior Vice President and Group President
Rail and Railcar Leasing Groups
October 23, 2015

Thank you, Bill, good morning!

Our talented TrinityRail team delivered another quarter of excellent operating results, further testimony to the strength of our integrated railcar manufacturing, leasing and services business model. During the quarter, our Rail Group once again exceeded a 20% operating profit margin, and our Leasing Group generated another quarter of strong results. Our operating and financial flexibility and leading market position give us confidence we can effectively adapt to changing market conditions.

As Tim indicated in his remarks uncertainty exists in the industrial economy. As the third quarter progressed, this environment, combined with the challenges of navigating new tank car safety regulations, is creating hesitancy on the part of industrial customers while in the process of evaluating their capital equipment requirements.

As the quarter progressed, orders slowed, and have remained below recent order levels into the fourth quarter. It is too early to discern whether current demand conditions will persist.

Our Rail Group received 3,655 orders, during the third quarter. The orders we received during the third quarter represent a diverse mix of railcars, including tank cars, covered hoppers, flat cars and autoracks. As a reminder, our autorack orders are not included in the ARCI industry order report. We continue to see inquiries among a broad array of railcar types reflecting a shift from upstream energy markets to downstream petrochemical, chemical and agricultural markets. The level of automotive related activity is also favorable. We remain optimistic about long-term demand fundamentals. These demand drivers, combined with the needs to replace aging general purpose freight cars, continue to support our view of an extended railcar cycle. While production levels may be lower during the next few years compared with recent elevated levels, third party forecasts continue to expect above average levels of industry railcar production through 2018.

During the third quarter, extended production runs positioned our Rail Group to generate high levels of productivity and lead to superior operating performance, eclipsing a 20% operating profit margin for the second consecutive quarter. We delivered 8,220 railcars in the third quarter. We expect to deliver between 8,300 and 9,000 railcars in the fourth quarter. This would result in full year 2015 deliveries of between 33,750 and 34,500 railcars in 2015, setting a new record level for Trinity.

Our industry leading backlog of more than 55,000 railcars, valued at $6.25 billion at the end of the 3rd quarter, gives us very good visibility into future years even in this time of uncertainty in the industrial economy. We already have more than 23,000 railcars in our backlog planned for delivery next year and we are planning deliveries of 27,000 to 30,000 railcars in 2016. Our operating flexibility positions us to respond to further shifts in market demand.

The industry’s implementation of the new HM-251 tank car regulations is still taking shape. Various complexities are affecting customers’ decisions whether to build new tank cars or to modify existing tank cars for flammable service. These include the railcar industry’s implementation of Positive Train Control systems, HM-251 regulatory administrative appeals, and litigation challenging new tank car regulations, as well as, recently implemented railroad tariff actions. The continued low price of crude oil is further complicating the evaluation process. As we have indicated previously, our first priority is to ensure regulatory compliance of our own railcar fleet. We have completed HM-251 modifications to our first group of DOT111’s; converting them to meet the new regulations. We are also in latter stage discussions with several industrial shippers to modify significant portions of their fleets. Customers who in recent years purchased new DOT111’s used in flammable service, seem most inclined to work with the original railcar manufacturer to meet their potential modification requirements. We have received several orders for new DOT117’s, as well. We continue to believe the new regulations will ultimately be a demand catalyst for new tank cars, as well as, tank car modifications as the compliance deadlines draw nearer and challenges to the new regulations are resolved.

The performance of our Leasing Group continues to reflect solid railcar market fundamentals resulting from high fleet utilization and extended industry backlogs. Revenue and profit from operations, which excludes railcar sales, increased by 12% and 10%, respectively, year-over-year. Lease fleet utilization is down slightly from last quarter, but remains high at 98.5%. New additions to the wholly-owned lease fleet, high fleet utilization levels and healthy lease renewal increases, all contributed to a strong third quarter performance.

Our owned and partially owned lease fleet now stands at 77,140 railcars. At the end of September, 28% of the railcars in our order backlog were committed to customers of our leasing business, bringing our leased railcar backlog to approximately $1.8 billion.

During the last 15 years, we established a strong lease origination platform, integrated our manufacturing and leasing operations, and built significant scale in our railcar leasing and management services platform. In addition, we diversified the funding sources for our lease fleet growth to include equity partnerships, as well as debt securitizations. As we did so, we saw the opportunity to develop a unique business model that involves originating and managing railcar investment vehicles for institutional investors which, in turn, supports the growth of our railcar leasing and services platform. We recently announced a $1 billion extension of our strategic alliance with Element Financial Corporation. The alliance now extends through 2019, with new purchases under the extension beginning in 2016. We are delighted to continue to work with Element. Our team is also making progress in expanding our interface with other key institutional investors in support of our railcar investment vehicle platform.

In summary, TrinityRail’s integrated business platform is well-positioned and responding effectively to the current demand environment. The Rail Group and Leasing and Management Services Group delivered exceptional results during the third quarter. Our operating and financial flexibility continue to differentiate TrinityRail, enhancing our position as a premier provider of railcar products and services.

I will now turn it over to James for his remarks.